CONTACT:  Jim Allen
                               Tandycrafts, Inc. (817) 551-9600
                               (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE          or
                               Jeff Lambert, Brian Edwards
                               Lambert, Edwards & Associates, Inc.
                               (616) 233-0500 (mail@lambert-edwards.com)


           TANDYCRAFTS APPOINTS NEW SENIOR VICE PRESIDENT OF FINANCE

FORT WORTH, Texas, December 8, 1999 -- Tandycrafts, Inc. (NYSE: TAC) today announced it has promoted Leo C. Taylor to serve as its new senior vice president of finance.

Taylor, 37, will oversee the finance and accounting operations of Tandycrafts, a Fort Worth, Texas consumer products company, which had sales of $194.7 million in fiscal 1999. Taylor, a certified public accountant, has worked for Tandycrafts for nearly six years, overseeing numerous financial activities for the company. He most recently served as vice president of taxation, risk management and benefits. Prior to that role, he served as director of tax administration.

"Leo's promotion underscores our effort to bolster our leadership team and place the right people in executive management positions as we strive to become a leader in the consumer products industry," said Michael J. Walsh, Tandycrafts chairman and chief executive officer. "His finance and accounting experience, coupled with his leadership abilities and knowledge of our industry, will contribute significantly to our growth."

Walsh continued: "Leo has been a tremendous asset to Tandycrafts' management team over the past several years. His proven track record with the company allows him to play a vital role as we continue to focus our expertise and resources on our core strengths."

Prior to his tenure at Tandycrafts, Taylor served as a tax manager in the accounting firm of Price Waterhouse, LLP for eight years. Taylor holds both a bachelor's and master's degree in accounting from Oklahoma State University. He is a member of the American Institute of Certified Public Accountants and the Tax Executives Institute.

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

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